EXHIBIT 99.2

NEWS UPDATE
Contact:
Colleen Clements
LaBarge, Inc.
314-997-0800, ext. 409
colleen.clements@labarge.com

FOR IMMEDIATE RELEASE

LaBARGE, INC. REAFFIRMS FINANCIAL GUIDANCE FOR FISCAL 2004 AND INTRODUCES EXPECTATIONS FOR FISCAL 2005

ST. LOUIS, March 8, 2004 . . . . . LaBarge, Inc. (AMEX: LB) today reaffirmed its previous financial guidance for the second half of fiscal 2004 (June) and issued guidance for its 2005 fiscal year. In summary, LaBarge:

-	Continues to estimate fiscal 2004 third-quarter earnings of $0.10 per diluted share on net sales of approximately $30 million. The third quarter ends on March 28, 2004.

-	Continues to estimate fiscal 2004 fourth-quarter earnings of $0.12 per diluted share on net sales of approximately $38 million. The fourth quarter and full fiscal year end on June 27, 2004.

-	Provides sales and earnings expectations for fiscal 2005. Specifically, the Company estimates full-year sales and net income to rise at least 20 percent from fiscal 2004 levels.

“We are providing this expanded guidance based on management’s evaluation of the Company’s business prospects in light of our recent acquisition,” said Chief Executive Officer and President Craig LaBarge. “We expect to report favorable year-over-year quarterly comparisons throughout fiscal 2005, and we are optimistic about the long-term growth opportunities we see ahead for our business.”

LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse markets. The Company provides its customers with sophisticated electronic products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma, Pennsylvania and Texas. The Company’s Web site may be accessed at http://www.labarge.com .

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LaBarge, Inc. Reaffirms Financial Guidance for 2004, Introduces 2005 Guidance -2

Statements contained in this release relating to LaBarge, Inc. that are not historical facts are forward-looking statements within the meaning of the federal securities laws. Matters subject to forward-looking statements are subject to known and unknown risks and uncertainties, including economic, competitive and other factors that may cause LaBarge or its industry’s actual results, levels of activity, performance and achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Important factors that could cause LaBarge’s actual results to differ materially from those projected in, or inferred by, forward-looking statements are (but are not necessarily limited to) the following: the impact of increasing competition or deterioration of economic conditions in LaBarge’s markets; cutbacks in defense spending by the U.S. Government; loss of one or more large customers; LaBarge’s ability to replace completed and expired contracts on a timely basis ;the Company’s ability to integrate recently acquired businesses; the outcome of litigation the Company may be party to; increases in the cost of raw materials, labor and other resources necessary to operate LaBarge’s business; the availability, amount, type and cost of financing for LaBarge and any changes to that financing; and other factors summarized in our reports filed from time to time with the Securities and Exchange Commission. Given these uncertainties, undue reliance should not be placed on the forward-looking statements. Unless otherwise required by law, LaBarge disclaims any obligation to update any forward-looking statements or to publicly announce any revisions thereto to reflect future events or developments.

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